Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form S-4 and the accompanying proxy statement/prospectus of Camden National Corporation of our reports dated March 28, 2024, March 30, 2023 and March 24, 2022 relating to the consolidated financial statements of Northway Financial, Inc. and Subsidiary as of and for the years ended December 31, 2023 and 2022, as of and for the years ended December 31, 2022 and 2021, and as of and for the years ended December 31, 2021 and 2020, respectively.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Baker Newman & Noyes LLC

Portsmouth, New Hampshire
October 18, 2024